About AiPEX5 The AI Powered US Equity Indexes are the first and only rules-based equity strategies to use IBM Watson s Artificial Intelligence (AI ) capabilities to turn data into investment insight. HSBC and San Francisco based asset manager EquBot have developed the AI Powered US Equity Index 5 (AiPEX5 ), a risk controlled, excess return index. AiPEX5 is comprised of approximately 250 U.S. publicly traded companies, selected monthly based on a 3-step equity selection process that utilizes objective artificial intelligence techniques to dynamically select the underlying constituents. The investment process is intended to provide growth through a variety of market conditions. Index Return Summary: Historical Simulated* 2006 2008 2010 2012 2014 2016 2018 2020 2022 2024 1000 1500 2000 Index Overview Website: aipex5.gbm.hsbc.com Bloomberg Ticker: None Geographical Focus: United States Launch Date: 5/4/2020 Index Type: Excess Return Index Sponsor: EquBot, Inc. Index Calculation Agent: None Index Fee: 0.85% per year Index Performance: Historical Simulated* 1 Month 0.32% YTD 0.32% 1Y -0.08% 3Y 1.27% 5Y -2.44% 10Y 24.56% 10Y Annualized Volatility 4.92% 10Y Sharpe Ratio 0.00 Cumulative Return 95.33% Top 10 Holdings: As of 1/30/2026 Index Weight(%) Sector NVIDIA CORP 7.1% Electronic Technology APPLE INC 6.1% Electronic Technology MICROSOFT CORP 5.1% Technology Services AMAZON.COM INC 3.3% Retail Trade ALPHABET INC-CL A 3.1% Technology Services BROADCOM INC 2.6% Electronic Technology META PLATFORMS INC 2.6% Technology Services ALPHABET INC C-SHARES 2.5% Technology Services TESLA INC 2.0% Consumer Durables JPMORGAN CHASE CO 1.5% Finance Total 36.1% Annual Index Performance: Historical Simulated* 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 10.1% 7.1% -0.5% 4.0% 15.8% 4.8% -0.5% 4.6% 14.0% -2.1% 4.6% 2.7% 1.9% -6.4% 0.8% 0.2% 0.8% * Source: Solactive, EquBot, HSBC, Bloomberg, from 4/30/2004 to 1/30/2026. The graph and tables above set forth the hypothetical back-tested performance of the Index from April 30, 2004 through May 4, 2020 and actual index performance thereafter. See the risk factors and Use of Simulated Returns herein. ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration No. 333-277211 February 02, 2026 Monthly Performance Report - January 2026

Top 10 Sector Allocations 19.64% 7.55% 4.38% 8.06% 14.14% 2.45% 24.08% 2.63% 3.11% 2.58% 20.83% 7.64% 4.05% 7.43% 14.80% 2.39% 23.46% 2.58% 3.47% 2.41% 0 10 20 Technology Services Retail Trade Producer Manufacturing Health Technology Finance Energy Minerals Electronic Technology Consumer Services Consumer Non-Durables Consumer Durables Portfolio Solactive US Large Mid Cap Index Contributions to Return -0.87% 0.34% 0.5% 0.03% -0.24% 0.3% 0.82% -0.01% 0.2% -0.07% -1.25% 0.31% 0.45% -0.14% -0.42% 0.27% 0.77% 0.03% 0.18% -0.07% −1 0 1 Technology Services Retail Trade Producer Manufacturing Health Technology Finance Energy Minerals Electronic Technology Consumer Services Consumer Non-Durables Consumer Durables Portfolio Solactive US Large Mid Cap Index Daily Risk Control Allocation - Historical Simulated* As of 1/30/2026 3Y Average 5Y Average 10Y Average Equity Portfolio 40.40% 31.46% 28.64% 33.16% Cash 59.60% 68.54% 71.36% 66.84% * Source: Solactive, EquBot, HSBC, Bloomberg, from 4/30/2004 to 1/30/2026. The graph and tables above set forth the hypothetical back-tested performance of the Index from April 30, 2004 through May 4, 2020 and actual index performance thereafter. See the risk factors and Use of Simulated Returns herein. Risks Relating to the Index HSBC USA Inc. and HSBC Bank USA, N.A. (together, HSBC ), are members of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, as principal, structured investments, or together with their directors, ocers and employers may have either long or short positions in the structured investments, or stocks, commodities or currencies to which the structured investments are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. These activities maybe in con ict with the interests nvestors of debt obligations or certi cates of deposit issued by members of the HSBC Group. The Index may be partially uninvested. The strategy tracks the excess return of a notional dynamic basket of equities and cash over a change in daily SOFR plus 0.26161%. The weight of a Cash Investment (if any) for a Monthly Reference Portfolio at any given time represents the portion of the Monthly Reference Portfolio that is uninvested in the applicable equity basket at that time. As such, any allocation to a Cash Investment within the Index, which also accrues at daily SOFR plus 0.26161%, will not a ect the level of the Index. The Index will re ect no return for any uninvested portion (i.e., any portion represented by a Cash Investment). Accordingly, to the extent that the Index is allocated to the Cash Investment, it may not re ect the full increase of any relevant equity component. Under certain circumstances, the Index may be 100% allocated to the Cash Investment. Important Disclaimer Information This document is for informational purposes only and intended to provide a general overview of the AI Powered US Equity Index and does not provide the terms of any speci c issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Prior to any decision to invest in a speci c structured investment, investors should carefully review the disclosure documents for such issuance which contains a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in nancial instruments linked to the AI Powered US Equity Index is not equivalent to a direct investment in any part of the AI Powered US Equity Index. Investments linked to the AI Powered US Equity Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This brochure contains market data from various sources other than us and our aliates, and, accordingly, we make no representation or warranty as to the market data s accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our aliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon. Solactive AG Solactive AG is the administrator and calculation agent of the AI Powered US Equity Index. The nancial instru-ments that are based on the AI Powered US Equity Index are not sponsored, endorsed, promoted or sold by Solactive AG in any way and Solactive AG makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the nancial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive AG does not guarantee the accuracy and/or the completeness of the AI Powered US Equity Index and shall not have any liability for any errors or omissions with respect thereto. Solactive AG reserves the right to change the methods of calculation or publication and Solactive AG shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the AI Powered US Equity Index. Solactive AG shall not be liable for any damages, including, without limitation, any loss of pr ts or business, or any special, incidental, punitive, indirect or consequential damages su ered or incurred as a result of the use (or inability to use) of the AI Powered US Equity Index. Use of Simulated Returns Any historical performance information included in this document prior to May 4, 2020 represents only hypo-thetical historical results. No representation is being made that the AI Powered US Equity Index will achieve a performance record similar to that shown. In fact, there may often be sharp di erences between hypothetical performance and actual performance. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in a debt obligation or certi cate of deposit linked to the AI Powered US Equity Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the AI Powered US Equity Index may have performed in periods prior to the actual existence of the AI Powered US Equity Index. Alternative modelling techniques or assumptions may produce di erent hypothetical information that might prove to be more appropriate and that might di er signi cantly from the hypothetical information set forth above. Back-tested data uses 3-month U.S. dollar LIBOR instead of daily SOFR plus 0.26161% as the reference rate. The results obtained from back-testing information should not be considered indicative of actual results that might be obtained from an investment or participation in a nancial instrument or transaction referencing the AI Powered US Equity Index. You should not place undue reliance on the back-testing information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the AI Powered US Equity Index will operate or would have operated in the past in a manner consistent with the results presented in these materials. HSBC USA Inc. has led a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any o ering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has led with the SEC for more complete information about HSBC USA Inc. and any related o ering. You may get these documents for free by visiting EDGAR on the SEC s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related o ering will arrange to send you the prospectus and prospectus supplement if you request them by calling 212-525-8010. Hypothetical back-tested results are neither an indicator nor a guarantee o uture returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full AI Powered US Equity Index methodology. HSBC operates in various jurisdictions through its aliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA, and SIPC. ©2026 HSBC USA Inc. All rights reserved. Monthly Performance Report - January 2026